Exhibit 10.35

Amendment No. 2 to the Amended and Restated Employment Agreement with Steven E. Keller

This Amendment No. 2 to the Amended and Restated Employment Agreement dated as of December 15, 2008, as amended (the “Agreement”) by and between Affinia Group Inc. (the “Company”) and Steven E. Keller (“Executive”) is made this 29th day of August 2012. Capitalized terms used herein without definition have the meanings assigned to such terms under the Agreement.

The Company and Executive have determined that it is in their best interests to amend the Agreement to provide for an automatic extension of the Employment Term upon the occurrence of a Change of Control. In consideration of the mutual covenants contained herein and the continued employment of Executive by the Company, the parties agree as follows:

1. Term of Employment. Section 1 of the Agreement is hereby amended to add a new proviso at the end of the last sentence of Section 1 to read as follows:

“; provided further that, upon the occurrence of a Change of Control (as defined in the Affinia Group Holdings Inc. 2005 Stock Incentive Plan) during the Employment Term, the Employment Term shall be automatically extended until the first December 31 following the 18 month anniversary of the Change of Control date.”

2. Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and the Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have caused this Amendment to be duly executed.

AFFINIA GROUP INC.

/s/ Terry R. McCormack
By:	Terry R. McCormack
Chief Executive Officer

/s/ Steven E. Keller
Steven E. Keller